Exhibit 5.01

June 29, 2026	Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

Southwestern Public Service Company

790 South Buchanan Street

Amarillo, TX 79101

Ladies and Gentlemen:

We have acted as counsel for Southwestern Public Service Company, a New Mexico corporation (the “Company”), in connection with (i) the preparation of a Registration Statement on Form S-3 (No. 333-278797-01) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Prospectus Supplement dated June 24, 2026 (the “Prospectus Supplement”) and the Prospectus dated April 18, 2024 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale by the Company under the Registration Statement of $650,000,000 principal amount of the Company’s 5.300% First Mortgage Bonds, Series No. 13 due 2036 (the “2036 Bonds”) and $550,000,000 principal amount of the Company’s 5.875% First Mortgage Bonds, Series No. 14 due 2056 (the “2056 Bonds” and together with the 2036 Bonds, the “Mortgage Bonds”). The Mortgage Bonds are to be issued under the Indenture dated as of August 1, 2011, entered into between the Company and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 13 dated as of June 15, 2026 (such Indenture and such Supplemental Indenture referred to herein collectively as the “Indenture”), and sold pursuant to the Underwriting Agreement dated as of June 24, 2026, by and among the Company, and BMO Capital Markets Corp., BofA Securities, Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinion expressed herein, we have examined the Registration Statement, the Prospectus, the Underwriting Agreement, the Indenture, and executed copies of the global certificates evidencing the Mortgage Bonds. We have examined the originals, duplicates, certified, or conformed copies of such corporate records and such other documents, records, agreements, certificates, and instruments, and have reviewed such authorities of law, as we have deemed necessary or appropriate for the purposes of this opinion.

Southwestern Public Service Company

June 29, 2026

On the basis of and subject to the foregoing and the other qualifications and assumptions set forth herein, we are of the opinion that, to the extent New York law is applicable thereto, the Mortgage Bonds are valid and binding obligations of the Company; except, that, to the extent it relates to the validity, binding effect or enforceability of provisions of the Mortgage Bonds, the foregoing opinion is limited by (i) applicable bankruptcy, reorganization, insolvency, assignment for the benefit of creditors, moratorium, fraudulent transfer, fraudulent conveyance, voidable transactions or preference, receivership and other laws of general application now or hereafter in effect relating to or affecting creditors’ rights and laws affecting the rights of mortgagees and other secured parties generally and state laws which affect the enforcement of certain remedial provisions, and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, whether considered in a proceeding in equity or at law.

We express no opinion as to the enforceability or effect in the Mortgage Bonds of (i) any provision that authorizes one party to act as attorney-in-fact for another party; (ii) any provision waiving or otherwise modifying legal, statutory or equitable defenses or other procedural, judicial or substantive rights; (iii) any provision that unreasonably restricts the ability of the Company to transfer any property; or (iv) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any provision restricting access to courts (including without limitation agreements to arbitrate disputes), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any provisions relating to evidentiary standards, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts.

Without limiting any other qualifications set forth herein, the opinion expressed herein regarding the enforceability of the Mortgage Bonds is subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or to the extent such provisions are contrary to public policy; (iv) may, where less than all of an instrument or agreement may be unenforceable, limit the enforceability of the balance of the instrument or agreement to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vi) may permit a party who has materially failed to render or offer performance required by an instrument or agreement to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the

Southwestern Public Service Company

June 29, 2026

instrument or agreement; (vii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (viii) may require mitigation of damages; (ix) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation); and (x) may require that a claim with respect to any debt securities that are payable other than in U.S. dollars (or a foreign currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

The foregoing opinions assume that (i) the Trustee has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture enforceable against it, (ii) the Trustee and the holders of the Mortgage Bonds issued under the Indenture have complied with all legal requirements pertaining to their status as such status relates to their rights to enforce the Indenture and the Mortgage Bonds against the Company, (iii) the Company has obtained all governmental and third party authorizations, consents and approvals and has made all filings and registrations required to enable it to execute, deliver and perform its obligations under, and consummate the transactions contemplated by, the Indenture and the Mortgage Bonds, including without limitation an order of the New Mexico Public Regulatory Commission authorizing and approving the issuance and sale of the Mortgage Bonds, and such execution, delivery, performance and consummation does not, and at all relevant times will not, violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon the Company or its properties, (iv) the Mortgage Bonds will be issued upon receipt by the Company of the consideration therefor specified in the Underwriting Agreement, (v) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdiction, are publicly available to lawyers practicing in New York, and (vi) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the opining jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

We have further assumed that (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document, including electronic signatures, are genuine; (iii) the Company is duly incorporated, validly existing and in good standing under the laws of the State of New Mexico; (iv) the Company has the corporate power and authority to execute and deliver the Indenture and the Mortgage Bonds, to perform its obligations thereunder and to consummate the transactions contemplated thereby; (v) the execution and delivery by the Company of the Indenture and the Mortgage Bonds, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company; (vi) the Indenture and the Mortgage Bonds have been duly executed and delivered by the Company; and (vii) the execution and delivery by the Company of the Indenture and the Mortgage Bonds and the performance by the Company of its obligations

Southwestern Public Service Company

June 29, 2026

thereunder do not (x) violate the Company’s certificate of incorporation or bylaws, (y) violate any law or regulation of the United States of America or the State of New Mexico applicable to the Company or (z) require the Company to obtain the consent or approval of, or make any filing with, the government of the United States of America or the State of New Mexico or any department, commission or agency thereof under any provision of the law or regulation of the United States of America or the State of New Mexico applicable to the Company. We note that you have received opinions with respect to certain of the foregoing matters from other counsel for the Company.

We have relied, as to certain relevant facts, upon representations made by the Company in the Underwriting Agreement, the Indenture and the Mortgage Bonds, upon the assumptions set forth herein, and upon certificates of and information provided by officers of the Company reasonably believed to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation.

The opinions herein expressed are limited to the specific issues addressed and to documents, laws, and facts existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any change in such documents or facts or in our knowledge of relevant facts, which may occur or become known to us after the date hereof.

Our opinions set forth herein are limited to the laws of the State of New York of general application. We have assumed that the choice of law to govern the Indenture and the Mortgage Bonds will be upheld.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement and to the reference to us under the heading “Legal Opinions” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

FAEGRE DRINKER BIDDLE & REATH LLP